FIRST AMENDMENT TO LEASE

This First Amendment To Lease (this "First Amendment") is made as of this 21" day of March 2013, by and between Dorit, LLC, a Colorado limited liability company (the "Landlord"), and CoBiz Bank, a Colorado corporation doing business as Colorado Business Bank,(formerly known as CoBiz Bank, N.A.), (the  "Tenant"),

RECITALS

A.

The Landlord and the Tenant entered into that certain Lease dated March 31, 2003 (the "Lease") with respect to the premises commonly known as 4695 Quebec Street, Denver, CO 80216 (the "Leased Premises").

B.	The term of the Lease is currently scheduled to expire on September 30, 2013.

C.	The parties are desirous of extending the term of the Lease pursuant to the terms and conditions set forth herein.

D.	he Landlord and the Tenant desire to make amendments to the Lease as provided herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Landlord and the Tenant covenant and agree as follows:

1.	Extension of Term: The term of the Lease is hereby extended to March 31, 2019.

2.	Rent: Commencing April 1, 2013, Tenant shall pay Base Rent to Landlord as set forth in the Lease in the following amounts:

Period	Monthly Base Rent
April 1,2013 -March 31, 2015	$6,541.67
April 1, 2015 -March 31, 2016	$6,737.50
April 1,2016 -March 31, 2017	$6,933.33
April 1,2017 -March 31, 2018	$7,129.16
April 1,2018 -March 31, 2019	$7,324.99

In addition to Base Rent, Tenant shall continue to pay additional rent in the manner set forth in the Lease.

3.

Early Termination Right: Tenant shall have the one-time right to terminate the Lease by giving written notice thereof to Landlord, together with the Termination Fee (as defined below), on or before October 1, 2015. In the event of such termination by Tenant, Tenant shall: (i) remain in possession of the Premises and shall be responsible for Base Rent and Additional Rent as and when due under the Lease through March 31, 2016; and (ii) pay to Landlord the sum of $36,765.00 (the "Termination Fee").

4.	Termination of Option to Renew: Section 20.3 of the Lease is hereby deleted in its entirety. Tenant hereby acknowledges that it has no option to renew the term of the Lease

5.

Ratification: The Tenant hereby ratifies and confirms the Lease as amended by this First Amendment. Except as amended by this First Amendment, all of the terms and conditions of the Lease shall remain in full force and effect.

6.	Definitions: All capitalized terms used herein and not otherwise defined shall have the meanings ascribed them in the Lease.

7.

Waivers: No right under the Lease may be waived except by written instrument executed by the party who is waiving such right. No waiver of any breach of any provision contained in the Lease shall be deemed a waiver of any preceding or succeeding breach of that provision, or of any other provision contained in the Lease. No extension of time for performance of any obligations or acts shall be deemed an: extension of the time for performance of any other obligations or acts.

8.

Counterparts; Signature by Facsimile: This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The parties agree that signatures transmitted by facsimile or other electronic means shall be binding as if they were original signatures.

IN WITNESS WHEREOF, the Landlord and the Tenant have executed this First Amendment to Lease as of the day and year first above written.

LANDLORD:	TENANT:
Dorit, LLC, a Colorado limited liability company	CoBiz Bank a Colorado corporation, doing business as Colorado Business Bank

By: /s/ Mark Frank
Name/Title: Mark Frank, EVP, Senior Ops Officer